DTCC DATA REPOSITORY (U.S.) LLC
MISSION STATEMENT

DTCC Data Repository (U.S.) LLC is dedicated to bringing greater transparency, and resultant risk mitigation, along with cost efficiency to the global OTC derivatives market.  Our services center on helping regulators attain a comprehensive view of the OTC derivatives market and providing market participants an effective solution for their trade reporting and regulatory requirement needs on a fair, open and equal basis.

THE BOARD OF DIRECTORS OF
DTCC DATA REPOSITORY (U.S.) LLC

CHARTER

I. SCOPE
This Charter of the Board of Directors of DTCC Data Repository (U.S.) LLC ("the Company") sets forth the duties and responsibilities of the Board and of its member Directors.

II. DUTIES AND RESPONSIBILITIES OF THE BOARD
In meeting its responsibilities under the Board's Mission Statement and this Charter, the Board of Directors fulfills its role (directly or by delegating certain responsibilities to its committees) by:
1. Overseeing management's activities in managing, operating and developing the Company as a firm and evaluating management's performance of its responsibilities;
2. Ratifying management's selection of officers and, providing advice and counsel to the senior business officer;
3. Providing oversight of the performance of the senior business officer and of the Company to evaluate whether the business is being appropriately managed;
4. Setting expectations about the tone and ethical culture of the Company, and reviewing management efforts to instill an appropriate tone and culture throughout the Company;
5. Reviewing and approving the Company's financial objectives and major corporate plans and actions (including material capital expenditures, transactions outside the ordinary course of business and actions relating to the Company's operational and technology capabilities);
6. Providing guidance to the senior business officer and to management in formulating corporate strategy and approving strategic plans;
7. Providing oversight of risk assessment and risk management monitoring processes;
8. Providing input and direction to governance structures and practices to position the Board to fulfill its duties effectively and efficiently (including organizational structure and guidelines for escalation of matters to the Board) consistent with the Company's Principles of Governance.
9. Providing oversight and guidance regarding the design of informational reporting to the Board and relevant regulators;
10. Adopting principles governing new initiative approval processes and overseeing the Company's processes relating to new business selection and development of new businesses and new or expanded products and services, including guidelines for the analyses supporting any material operational or risk management changes that are proposed by management;
11. Providing oversight of the Company's internal and external audit processes, financial reporting, and disclosure controls and procedures, including approving major changes in auditing and accounting principles and practices;
12. Fostering the Company's ability to ensure compliance with applicable laws and regulations including derivatives, securities and corporation laws and other applicable regulatory guidance and international standards;
13. Ensuring that in its decision-making process an independent perspective that is impartial regarding competitive, commercial or industry concerns and contemplates the effect of a decision on all constituencies involved, in compliance with all relevant regulations; and
14. Performing such other functions as the Board believes appropriate or necessary, or as otherwise prescribed by rules or regulations.
III. BOARD COMPOSITION
The number of Directors on the Board shall be determined by the Member.  All Board members are elected annually for one-year terms.  No Board member may have a statutory disqualification under Section 8a(2) of the Commodity Exchange Act ("CEA"), as amended, or have a history of disciplinary offenses as defined in Commission Regulation 1.63(a)(6) or any similar statutory disqualification or disciplinary offenses in jurisdictions where DDR is designated or recognized  to operate as a trade repository.

The member will strive to include on the Board an equal number of representatives of U.S. and non-U.S. domiciled firms.  The Board is composed of individuals selected from the following groups: employees of the Company's users (either fees-paying users or end users) with derivatives industry experience; buy-side representatives; independents; and members of senior management or the Board of The Depository Trust & Clearing Corporation ("DTCC"), it being understood that at least two Board members will be DTCC senior management or DTCC Board members.  The Board will include appropriate representation by individuals who are independent as specified by applicable regulations. A chairman of the Board ("Chairman") will be selected from the Board members. The Governance Committee of DTCC, the sole member of the Company, shall approve all of the Company's Directors.

IV. MEETINGS OF THE BOARD
The Board meets a minimum of six (6) times per year.  Directors are expected to attend all meetings of the Board, review all materials in advance and be prepared to participate fully in the meeting.
The Chairman of the Board establishes the agenda for each Board meeting.  Agendas for Board meetings shall provide for discussion on risk issues at each regularly-scheduled meeting, for a discussion of corporate strategy at least annually, and such other matters as shall be appropriate for the Board to consider.  Information and data that is important to the Board's understanding of the business and consideration of such issues as may be scheduled for discussion is distributed to the Board generally in advance of the meeting.
V. ELECTIONS TO THE BOARD
Each year, the Member's Nominating Committee ("Nominating Committee") will propose a slate of Director nominees for election to the Board by the Member.

VI. BOARD COMMITTEES
The Board shall establish any standing committees that it deems necessary or appropriate to discharge its responsibilities.
For each such committee the Board shall establish a written charter which shall set forth the responsibilities of that committee, as well as committee structure and operations, and any required reporting to the full Board.  Directors shall be appointed by the Board to the individual committees.  Such appointments shall be based in part on the skills and experiences of the proposed members, as well as the ability of such proposed members to adequately consider an independent perspective as a member of such committee.  Directors are expected to attend all meetings of the committees to which they are appointed, review all materials in advance and be prepared to participate fully in the meeting.
The Chairman of each committee shall determine the frequency and length of committee meetings consistent with the requirements set forth in the committee's charter.  The Chairman of the committee, in consultation with appropriate members of management, will develop the committee's agenda.  Management will be responsible for assuring that information and data important to the committee's understanding of the matters to be considered and acted upon by the committee are distributed to each member of the committee in advance of the meeting to allow a reasonable time for review and evaluation of such information and data.

VII. DUTIES AND RESPONSIBILITIES OF DIRECTORS

Each Director is required to act in good faith in the best interests of the Company and with due regard to his or her fiduciary responsibilities to the Company.  In addition, each Director is required to comply with the provisions relating to conflicts of interest and confidentiality as set forth in the Code of Ethics ("Code") and provide a Certificate attesting to his/her compliance with the Code on an annual basis. Each Director will also be required to provide written assurance of compliance with Section 8a(2) of the CEA.
A. Commitment and Limits on Other Activities
Service on the Board requires a substantial commitment from Directors.  As such, Directors must be prepared to devote the time required to prepare for and attend Board meetings, and fulfill their responsibilities effectively.
B. Board Orientation
All new Directors will receive orientation education materials from the Company.  Current Directors will also have access to such materials as needed.
C. Board Tenure and Qualification
As an alternative to term limits, the Nominating Committee considers whether to recommend directors for re-election. Absent exceptional circumstances, Directors are expected to serve no less than twelve (12) months.   The Board's composition and qualifications will also be in accordance with applicable laws and regulations.

D. Resignation Upon a Job Change
When a Director's principal occupation or business association changes substantially from the position such Director held when originally invited to join the Board, the Director shall advise the Chairman of the Board and the Nominating Committee shall review whether the Director should resign.

VIII. DIRECTORS' ACCESS TO MANAGEMENT AND INDEPENDENT ADVISERS
The Board and its committees are authorized to retain independent (non-management) advisers to assist them in carrying out their activities and the Company shall provide, if necessary, adequate resources to compensate such advisers.  Directors have complete access to senior management and to the Board's advisers.

IX. ANNUAL BOARD AND COMMITTEE PERFORMANCE EVALUATIONS
The Board normally conducts an annual self-evaluation of its performance the performance of its members and the performance of its committees. The methodology for execution of such evaluations are overseen by the Chairman of the Board.  The results of the evaluation are summarized and presented to the full Board.

X. AMENDMENTS
The Board recommends amendments to this Mission Statement and Charter as necessary.